Exhibit 5.1

                                  July 12, 2002


Board of Directors
Motient Corporation
10802 Parkridge Boulevard
Reston, Virginia 20191-5416


Ladies and Gentlemen:

                  I, David Engvall, in my capacity as general counsel of Motient Corporation, a Delaware corporation (the "Company"), issue this opinion in connection with the Company's registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to relating to 2,993,024 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable in connection with the Motient Corporation 2002 Stock Option Plan (the "Stock Option Plan"). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, I have examined copies of the following documents:

1.       An executed copy of the Registration Statement.

2.       A copy of the Stock Option Plan, as in effect on the date hereof.

3. The Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

4.       The Bylaws of the Company, as in effect on the date hereof.

5. Resolutions of the Board of Directors of the Company adopted at a meeting held on May 31, 2002, as in effect on the date hereof, relating to the adoption of the Stock Option Plan.

6. A certificate of the inspector of election attesting that at the Company's annual meeting of stockholders held on July 11, 2002, the Company's stockholders approved the adoption of the Stock Option Plan.

                  In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, I am of the opinion that, when issued in accordance with the terms of the Stock Option Plan, the Shares will be validly issued, fully paid, and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  I hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.


                                Very truly yours,
                                /s/David H. Engvall
                                David H. Engvall
                                Senior Vice President, General Counsel
                                 and Secretary